Exhibit 10.16

First Amendment to the National HealthCare Corporation

2010 Omnibus Equity Incentive Plan

The National HealthCare Corporation 2010 Omnibus Equity Incentive Plan (the “Plan”) was approved by the Board of Directors of National HealthCare Corporation (the “Company”) on February 16, 2010, and by the Shareholders of the Company on May 6, 2010.  The Plan currently provides that each Director of the Company who is not an employee of the Company shall automatically be granted an Award of five thousand (5,000) shares of Restricted Stock on the date of the first Meeting of Shareholders held in a calendar year. The Plan may be amended by the Board of Directors as permitted by law.  The Board of Directors has approved an amendment to the Plan changing the form of the automatic grant to Non-Employee Directors as provided below.  This amendment does not require the approval of the Company’s Shareholders.

THEREFORE, the Plan shall be amended by deleting Section 6.8 in its entirety and replacing it with a new Section 6.8 so that, as amended, said Section 6.8 shall read as follows:

6.8.

Fixed Option Grant of Stock Options to Certain Directors.  Each Director of the Company who is not an employee of the Company (“Non-Employee Director”) shall automatically be granted an Award which Award shall be composed of (i) Restricted Stock equal to five thousand (5,000) shares or (ii) a Non-Qualified Option to purchase seven thousand five hundred (7,500) shares of Common Stock or (iii) a combination of Restricted Stock and Non-Qualified Stock Option substantially equivalent to the foregoing.  The form of the Award shall be at the discretion of the Committee.  Such automatic grant shall occur on the date of the first Meeting of Shareholders held in a calendar year. If the Award is Restricted Stock, the Award shall be subject to a five-year vesting schedule, so that twenty percent (20%) of shares of Restricted Stock or shares covered by the Non-Qualified Stock Option subject to such Award shall vest and become exercisable and the restrictions with respect thereto shall lapse on the one year anniversary date of each Award made pursuant to this Section 6.8 and on each succeeding anniversary date thereafter provided that the Director remains a member of the Board on such anniversary date. During the restriction period, a Director holding Restricted Stock shall be credited with dividends paid with respect to the underlying Common Stock.  If the Award is a Non-Qualified Option, the Award shall automatically vest. All such Non-Qualified Options shall have a per share exercise price equal to the Fair Market Value of a share of Common Stock at the close of business on the date of grant. The provisions of this Section 6.8 may not be amended more than once every six (6) months, other than to comply with changes in the Code, ERISA, or rules promulgated thereunder.

Except as expressly modified and amended by this amendment, the provisions of the Plan shall remain in full force and effect as of the date hereof.